Exhibit 99.2

Q2 – 2004 Eschelon Telecom Investor Conference Call Script

Minneapolis, MN

July 26, 2004

Good Afternoon

•                  Welcome to the Eschelon Financial Conference Call for Q2 – 2004.

•                  My name is Rick Smith, and I am the Chief Executive Officer and President of Eschelon Telecom and I have Geoff Boyd, our Chief Financial Officer here with me today – we will review our Q2 – 2004 performance versus Q1 – 2004 and versus Q2 – 2003.

•                  I would note that:

•                  We filed our S-4 with the SEC on April 14th – and we closed on the exchange offering for our $100M of bonds on June 18th, 2004.

•                  We expect to file our 10Q for Q2 on August 11th, 2004.

Our Safe Harbor Provision is as follows:

This talk contains forward looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of  1934, and is subject to the safe harbor created by those sections.

•                  In our Press Release issued this morning, we provided Key Operating and Financial data in the same format as our first release for Q1.  At the end of my remarks I will provide guidance on selected metrics.

•                  Taking you to the metrics in the Press Release – we had solid performance in Q2 versus Q1 and versus Q2 of 2003.

I will review several operating metrics – then Geoff will cover our financial metrics.

•                  Total lines in service for Q2 were 226K, up 4.8% sequentially and 24.7% versus last year.  This performance was led by our data product set where data access line equivalents were 63K for Q2, up 12.7% sequentially and 72.0% versus last year.  Our foundation product set is the Precision Product and 1st Eschelon product which are integrated voice and data facilities with customers taking larger numbers of data lines in order to meet the requirements of their businesses.

We continue to increase the percentage of lines on-switch, from 69.6% in Q2 – 2003 to 75.6% in Q1 – 2004 to 77.4% in Q2 – 2004.

Lines sold on-switch in Q2 were 94% - so you can see the continued higher levels of lines on-switch that we are achieving.

We had a strong sales quarter – lines sold were 23K – up 17% versus Q1 and 9.0% versus last year partially driven by a higher number of Network Sales Associates.  Our objective is to have 155 – 165 Network Sales Associates for the remainder of 2004, an increase of what you saw in Q1 – 2004.  We drove this expansion by creating a new level of Sales person, the Associate Communications Specialist – a junior or entry level sales position that will sell directly to smaller business accounts – those customers requiring from two (2) to six (6) lines.  This level promotes career pathing, lower sales turnover, and ultimately higher productivity levels.  We expect to maintain ten (10) to twenty (20) of these positions through the end of 2004.

Monthly customer line churn for the quarter was good, a slight improvement versus Q1 and an 11.1% improvement versus the same quarter last year.  None of the components of churn showed any significant trends, either up or down for the quarter.

The increase in Total Associates in the quarter of thirty-three (33) was driven by the increase in Network Sales Associates of sixteen (16), BTS Sales Associates of six (6), and nine (9) Associates added for the ramp up of our Agent Program.  The Agent Program – called the “Eschelon Elite Partners Program” is intended to capture a portion of the market that we have not yet touched; i.e.: selling our services through a different distribution channel.  We expect to eventually add 400 to 600 lines per month to our existing sales results through this channel.

The competitive picture remains stable as measured by:

1.               Customer Line Churn that has improved from Q2 versus Q1 and is substantially better than Q2 2003;

2.               Lines Per FTE was 56.8 in Q2 2004 versus Q1 of 53.4 and Q2 2003 of 51.6, so good improvement here.

There have been reports in the media that Qwest has moved approximately 100 direct Sales Associates into their medium/small business segment.  We have found them to be relatively inexperienced, and to date – they have not significantly impacted our results.

On the Q1 Conference Call in April – I discussed the regulatory environment, that regulatory risk represents our “largest short term risk” – and that “regulatory issues remain unsettled”.

These statements continue to be true – regulation remains our largest short term risk, and these issues remain unsettled.

Since our last Conference Call – the following key items have occurred:

1.               April 28 through June 6  –  We entered mediated negotiations with Qwest on UNE-P and they reduced their price increase from $7 - $8 to $5.30 price over a three (3) year horizon.

2.               May 7th,  Qwest and Eschelon discussed transport and high capacity loops.  Qwest states that it believes the DC Circuit Court eliminated these UNE’s, in addition to UNE-P.

3.               May 11th – FCC Associate General Counsel stated at an ALTS Conference that the DC Circuit Court did not mention high cap loops – and conversations with FCC staff confirms that the FCC does not think that the Court eliminated high cap loops.

4.               June 9th – Solicitor General (Theodore Olsen) informs FCC that he will not appeal DC Circuit Court Decision to the Supreme Court.

5.               June 16th – Qwest sent Eschelon notice of the DC Circuit Decision announcing that Qwest seeks to modify ICA’s and that CLEC’s have to reflect the Courts decision in the new agreements.

6.               July 16th – Qwest and MCI execute a commercial agreement for QPP (Qwest Platform Plus).  MCI agrees to pay approximately $2 more for residential UNE-P and $6 more for business UNE-P.

7.               July 22nd – FCC issued a Proposed Standstill Order, freezing in place until February, 2005 all UNE arrangements.  If FCC does not come out with Final Order by February, 2005, rates for all UNE’s (except analog loops) will rise by 15%.

So – the final outcome on these issues still is unclear and most likely will result in:

a)              UNE-P Switching Element price increases in 2005

b)             DS-3 Transport price increases in 2005

And may result in:

c) DS-1 Transport price increases	Both of these sometime in the future
d) EEL Transport price increases

We are taking actions that will minimize the impact of the TRO issues outlined here – including:

a)                  Minimizing the number of UNE-P lines sold each month – in June, we installed approximately 5% of our lines as UNE-P, and the majority of these were for multi-location customers.

b)                 We are reducing our reliance on Qwest’s DS-3 transport; we only have 65 UNE DS3’s with Qwest today, down from 85 nine (9) months ago.  We are putting new DS3 transport facilities up with other carriers whenever possible.

c)                  We are negotiating with Qwest on UNE-P and transport and are relying on our change of law provisions that allow for arbitration before any price increases are effective.  These arbitrations will be at the state level – hopefully with State Commission approval.

d)                 We have met with State PUC’s to insure that they understand that they may have to determine/approve any price increases.

e)                  We will most likely undertake our own price increases for impacted UNE components following our competition – getting some portion of our cost increases back.

f)                    We have deemphasized EEL sales over the last six (6) months – going from an average of 45 sold per month to 24 sold per month – while increasing our Sales Productivity at the same time.

g)                 We can migrate a substantial number of UNE-P lines to UNE-L or On-switch – minimizing the impact of this increase.

AND

h)                 We will negotiate the best possible deal with Qwest, will work with the FCC, and will work with the PSC’s in order to minimize any impact to Eschelon.

Certainly the November Presidential election could have an impact on the ultimate outcome of the TRO – if John Kerry wins – the outlook is more positive for CLEC’s  OR if as rumored, Chairman Powell leaves – we could get a Chairman from either party who has the ability to consider more fully the benefits of CLEC competition.  Having Chairman Powell leave the FCC, given his recent actions, clearly is in the best interest of CLEC’s.

If the FCC does not act by February, 2005 with a Final Order and or 15% increase in UNE rates is provided for – we will experience an approximate $175K per month ($2.1M Annualized) increase in costs – that includes the UNE-P, DS-1 capable loops, EEL’s , and

DS-3 transport.  If the increase is only on UNE-P and DS3 transport – that increase is approximately $100K ($1.2M Annualized) per month.  The 15% will certainly be challenged though as unjustified and not State Commission approved – but since that is mentioned by the FCC – we are providing these estimates to you.

With respect to Qwest’s current proposal to the CLEC community – assuming that we do not moderate the impact with any of the action items noted earlier in my discussion – the 2005 EBITDA impact would be approximately $8M.  The components of the requested increase would be:

	$1.5M	UNE-P
	4M	DS-1 Capable Loops	Most tenuous from RBOC perspective
	2M	EEL’s
	400K	DS-3 Transport
Total	$8M	($10 Annualized)

I stress that this is what Qwest has offered – and I DO NOT – Repeat DO NOT believe that the impact will be this high, because it contains no retail price increases, assumes the DS-1 capable loops / EEL’s will go to special access pricing, contains no migration of UNE-P lines on- Switch, assumes that we do not move any DS-3 transport to other – lower priced competitors, and no State / FCC intervention on rates.  Using the Qwest proposal on rates, the consolidated gross margin impact for 2005 would be a negative 5% - increasing to a negative 7% in 2007.

This is the best information that I can provide at this point – as you can see – the TRO picture is changing and will continue to change for at least the next 9 – 12 months.  I can tell you that the right Public Policy is to have the FCC and the States promoting local competition – which has proven to be in the public interest over the past 30 years.  Over the next several years – I would hope that the FCC, the Administration, and the Courts keep that Public Policy objective clearly in view – instead of seeking short term political advantages.

For operating metrics guidance for 2004 – we reviewed what was provided on the Q1 call and would provide the same guidance once again:

2004
Lines in Service	246K
ALE’s On-switch	78%
ALE’s Sold	86K
Monthly Churn	1.5%
Revenue Per ALE	$48.50
Network Sales Associates	160

Geoff Boyd will address capital guidance in his comments.

Now, I would like to turn the call over to Geoff Boyd, our Chief Financial Officer.

Thanks Rick and good afternoon everyone.

Starting at the top, our sequential revenue growth was very solid at 2.5% for the quarter and 10.6% versus the same quarter last year.  This was driven by our access line growth of 4.8% for the quarter and 24.7% for the year, partially offset by a decline in our average revenue per line.  Our average revenue per line declined by 2.7% sequentially and 7.4% annually primarily due to declines in access and data revenue per line.  Access rates have been declining over the past year in line with the federally mandated rate reductions.  We experienced our final step-down this month.  Once that reduction is included in our run rate for a full quarter next quarter we should start to see the access revenue per line decline abate.

Data pricing has also been dropping, simply due to competition in the segment.  Four years ago we were getting roughly $53 per line for data services and now we are getting roughly $24 per line.  That noted, we have also seen a marked trend towards customers purchasing more data services.  As a result, we are selling and installing more data lines per customer at little or no incremental cost giving us excellent incremental gross margins.  To provide some real life examples, back in June of 2001 a typical T system customer would buy an integrated T1 with 10 channels of voice and 6 channels of data for a total of 16 lines.  Today that customer would most likely buy 10 channels of voice and 14 channels of data and use the entire T1.  Our cost of providing the incremental 8 data channels is essentially zero so even when pricing those channels less than we did three years ago it is still good business.

Even more dramatically, on the lower end of our customer segment, back in 2001 a very typical customer was a 6-line analog voice customer with either no data or a 256K DSL connection.  Today that same customer is a prime IAD candidate that would likely buy 6 lines of voice and 10 channels of bandwidth over the same T1.  Aside from churn being dramatically less than for analog service, we also make great gross margins off of our T1 customers.  We went back and looked at our average gross margin per line (voice and data) across our entire customer base between 2001 and the second quarter of this year and it is actually up about 15%.  Obviously a lot of that has to do with our on net percentage increasing dramatically, but my point here is that while data pricing per channel has been declining rapidly, customers are purchasing more services and our gross margin on data services is very high.  A final point I will make about revenue per line is that the pricing compression has been factored into our forecasts and our second quarter revenue per line of $49.06 was essentially right where we expected it to be.

Gross margin for the quarter was good.  We grew our gross margin dollars by $1.0M for the quarter and $3.7M versus the same quarter last year.  Furthermore, we improved our gross margin percentage by 1% sequentially and 4% annually.  This is the result of our continuing progress in adding high margin, high NPV on-switch lines and increasing our total percentage of lines on switch.  As Rick mentioned earlier, our percentage of lines on switch continues to show good progress increasing to 77.4% by quarter end.

Operating expenses remain well controlled.  We saw a slight up tick in expenses in the second quarter mostly due to higher average headcount.  Our expenses increased by $662K versus last quarter and $936K versus the same quarter last year, while headcount increased by 33 and 28 associates respectively.  The increase in headcount was predominantly due to the increase in quota carrying salespeople and the expanded agency program as Rick mentioned previously.  The operating costs related to this expanded agency program are expected to be in the range of $500K this year and $1M next year, a relatively small investment for what we believe will be a good opportunity to increase sales, achieve better sales channel diversification and provide a solid return on our investment.

EBITDA of $6.7M for the quarter was right where we expected it to be.  Like I did last quarter, I need to caution everyone that we do have our FCC mandated access rate step-down occurring in July of this year that will impact our EBITDA run-rate and EBITDA growth next quarter.  However, based on our YTD performance we are well on track to meet our annual expectation for EBITDA adjusted for the additional $500K investment we are making in our agency program.

Capital expenditures of $6.8M were right where we expected them to be for the quarter.  In terms of annual capital expenditures, I will provide revised guidance here and say that we now expect capital expenditures to be just under $29M in 2004.  This is up roughly $800K from the $28M I provided last quarter due to the expanded agency program.

Our working capital management remains stellar.  In fact we experienced a new record low for both DSOs and AR > 90 days.  Our total DSOs for network, BTS and access combined dropped to 27.8 days in the month of June down from 32.5 at the end of March.  I never thought we would ever see a number that low.  And our network AR > 90 days was down to 1.5% at the end of June, which is phenomenal.

Finally, our cash position remained solid at $23.8M at quarter end.  We generated $247K in cash from operations during the quarter giving us our third consecutive quarter of being free cash flow positive.  Next quarter we do have our first cash interest payment on our notes so we will have negative free cash flow next quarter.  However, as evidenced by our last three quarters, our operations are now free cash flow positive on an unlevered basis.  With our growth we expect to cover our interest payments with cash from operations next year.